Exhibit 10.11

2007 Executive Incentive Plan Targets

Senior Manager	2007 Executive Incentive Plan Target as a Percentage of 2007 Base Salary

Gary D. Blackford	85%
Rex T. Clevenger	75%
Timothy W. Kuck	70%
Joseph P. Schiesl	70%
Jeffrey L. Singer	70%
Walter T. Chesley	65%
David G. Lawson	65%
Diana Vance-Bryan	65%

Target Achievement *	Bonus Payout

110%	200%
105%	150%
100%	100%
99%	90%
98%	80%
97%	70%
96%	60%
65%	50%
94%	40%
93%	30%
<93%	zero

* The target is set by the compensation committee and the board of directors

Scale Methodology

Directionally, every 1% variance to Target has a 10 times multiplier, with bookends at 110% and 93%, subject to to the discretion of the compensation committee and the board of directors.